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                                                                     EXHIBIT 8.2

                     LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
                              125 WEST 55TH STREET
                         NEW YORK, NEW YORK 10019-5389

                                                               September 7, 1999

Chartwell Re Corporation
Four Stamford Plaza
107 Elm Street
Stamford, Connecticut 06902

     Re: Agreement and Plan of Merger between Trenwick Group Inc. and Chartwell Re Corporation, dated as of June 21, 1999

Ladies and Gentlemen:

     We have acted as counsel to Chartwell Re Corporation, a Delaware corporation ("Chartwell") in connection with the merger of Chartwell with and into Trenwick Group Inc., a Delaware corporation ("Trenwick"), pursuant to the Agreement and Plan of Merger between Trenwick and Chartwell, dated as of June 21, 1999 (the "Merger Agreement"). You have requested our opinion relating to certain federal income tax consequences arising out of the Merger. Our conclusions are based upon (i) the facts and assumptions set forth below; (ii) the representations made in Chartwell's Officer's Certificate dated as of September 7, 1999 (the "Chartwell Certificate"); and (iii) the representations made in Trenwick's Officer's Certificate dated as of September 7, 1999 (the "Trenwick Certificate"). Capitalized terms used but not defined in this letter have the meaning given them in the Joint Proxy Statement/Prospectus dated September 7, 1999 and any exhibits attached thereto.

     Our opinion does not address (i) certain federal income tax consequences applicable to special classes of taxpayers including, without limitation, dealers in securities, banks, insurance companies, persons who are not treated as United States persons pursuant to the Internal Revenue Code of 1986, as amended (the "Code") (including the effects of the Foreign Investment in Real Property Tax Act on such persons who are not treated as United States persons pursuant to the Code), estates, trusts, partnerships, corporations, tax-exempt entities, persons who do not hold their Chartwell Common Stock as capital assets and persons who acquired Chartwell Common Stock pursuant to the exercise of an employee option or otherwise as compensation or (ii) the tax consequences of the Merger, as defined below, under state, local or foreign law.

     Pursuant to the Merger Agreement Chartwell will merge with and into Trenwick and Trenwick will be the surviving corporation (the "Merger"). Each holder of Chartwell common stock will receive 0.825 of a share of Trenwick common stock in exchange for each share of Chartwell common stock owned by them. Trenwick will not issue fractional shares of Trenwick common stock. Instead cash will be paid with respect to fractional shares.

                                  ASSUMPTIONS

     In rendering our opinion, we have assumed with your consent that (i) the proposed Mergers will be consummated strictly in accordance with the terms and conditions described in the Merger Agreement and the Joint Proxy Statement/Prospectus; (ii) the representations made to us by Chartwell in the Chartwell Certificate and by Trenwick in the Trenwick Certificate will be true at the Effective Time of the Merger; and (iii) the Merger will qualify as a statutory merger under the laws of the State of Delaware. We further have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.
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                                    OPINION

     Based upon and subject to the foregoing, and provided that the Merger Agreement, Joint Proxy Statement/Prospectus and the representations, set forth in the Chartwell Certificate and the Trenwick Certificate, set forth all of the material facts relating to the Merger fully and accurately as of the date hereof, and will continue to set forth such facts fully and accurately at all times to and including the Effective Time of the Merger we are of the opinion that:

          (i) the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of section 368(a) of the Code;

          (ii) Chartwell and Trenwick will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

          (iii) no gain or loss will be recognized by Chartwell or Trenwick pursuant to the Merger; and

          (iv) no gain or loss will be recognized by the stockholders of Chartwell who exchange all of their Chartwell Common Stock solely for shares of Trenwick Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Trenwick common stock).

                                SCOPE OF OPINION

     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and in certain circumstances with retroactive effect. A material change in the authorities or the facts, information, covenants, statements, representations or assumptions upon which our opinion is based could affect our conclusions.

     This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is therefore given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

     We express no opinion concerning any tax consequences of the Merger, other than those specifically set forth.

     Our opinion may not be relied upon by any person or entity other than you, and no person may be surrogate to any rights you have in connection with our opinion. We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus and the reference to the above mentioned opinion under "Important Federal Income Tax Consequences of the Merger". In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. Without our prior written consent, this opinion may not be furnished to any other person or entity and may not be quoted in whole or in part or otherwise referred to in (or be the basis for) any report or document furnished to any person or entity, except in connection with inspection of the addressee's files by internal company or governmental examiners or auditors.

                                        Very truly yours,

                                        /s/ LEBOEUF, LAMB, GREENE & MACRAE,
                                        L.L.P.
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                                        LeBoeuf, Lamb, Greene & MacRae, L.L.P.